Exhibit 99.1

OFS Capital Corporation and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Financial Statements

On May 28, 2015, OFS Capital Corporation (the "Company") and its wholly owned subsidiary, OFS Capital WM, LLC ("OFS Capital WM"), entered into a Loan Portfolio Purchase Agreement with Madison Capital Funding LLC ("Madison"), pursuant to which OFS Capital WM sold senior secured debt investments with an aggregate principal balance of approximately $67.8 million as of May 28, 2015, to Madison (the "WM Asset Sale"). As a result of the WM Asset Sale, the Company received cash proceeds of approximately $67.3 million on May 28, 2015.

On May 28, 2015, the Company applied approximately $52.4 million from the sale proceeds of the WM Asset Sale to pay in full and retire OFS Capital WM's secured revolving credit facility with Wells Fargo Bank, N.A. (the "WM Credit Facility Payoff"). The remaining cash proceeds, after payment of certain administrative expenses, of approximately $14.6 million are expected to be deployed by the Company in higher yielding investment assets.

The following unaudited pro forma financial statements of the Company are presented in accordance with Article 11 of Regulation S-X under the Securities Exchange Act of 1934, as amended. The unaudited pro forma condensed consolidated financial statements reflect adjustments to give effect to the afore-mentioned WM Asset Sale and WM Credit Facility Payoff. The pro forma adjustments related to the "WM Asset Sale" and "WM Credit Facility Payoff" are collectively referred to as the "WM Transaction Adjustments".

The Company's historical balance sheet as of March 31, 2015 has been adjusted to give effect to the WM Transaction Adjustments as if the related events took place on March 31, 2015. The Company's historical statements of operations for the three months ended March 31, 2015 and for the year ended December 31, 2014 have been adjusted to give effect to the WM Transaction Adjustments as if the related events took place on January 1, 2014.

The unaudited pro forma condensed consolidated financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that the Company would have reported had the pro forma adjustments been completed on the dates indicated and should not be taken as representative of the Company's future consolidated results of operations or financial position. For example, the pro forma information does not reflect the reinvestment of the $14.6 million of remaining cash proceeds from the WM Asset Sale into higher yielding investments that the Company may have secured during the pro forma periods. The pro forma adjustments are based on available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical consolidated financial statements and related notes contained in the Company's Form 10-Q for the quarter ended March 31, 2015 and Form 10-K for the year ended December 31, 2014, both as filed with the Securities and Exchange Commission.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2015

(Dollar amounts in thousands, except per share data)

	Historical	WM Transaction Adjustments		Pro Forma

Assets
Investments, at fair value	$316,184	$(67,892)	(1)	$248,292
Cash and cash equivalents	21,297	68,486	(1)	24,898
		(64,885)	(2)
Interest receivable and other assets	5,074	-		5,074
Deferred financing closing costs, net	4,754	(1,269)	(3)	3,485
Total assets	$347,309	$(65,560)		$281,749

Liabilities
Interest payable	$742	$(520	)(2)	$222
Management and incentive fees payable	2,049	(526	)(4)	1,523
Administration fee payable	541	-		541
Accrued expenses and other liabilities	675	(17	)(2)	658
Deferred loan fee revenue	504	(243	)(5)	261
SBA debentures payable	140,880	-		140,880
Revolving line of credit	64,348	(64,348	)(2)	-
Total liabilities	209,739	(65,654)		144,085

Commitments and Contingencies

Net Assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, 0 shares issued and outstanding	-	-		-
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 9,662,940 shares issued and outstanding	97	-		97
Paid-in capital in excess of par	143,529	-		143,529
Distributions in excess of net investment income	(8,286)	(1,269	)(3)	(8,786)
		526	(4)
		243	(5)
Accumulated net realized gain (loss)	(844)	2,733	(1)	1,889
Net unrealized appreciation on investments	3,074	(2,139	)(1)	935

Total net assets	137,570	94		137,664

Total liabilities and net assets	$347,309	$(65,560)		$281,749

Number of shares outstanding	9,662,940	9,662,940		9,662,940
Net asset value per share	$14.24	$0.01		$14.25

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2015

(Dollar amounts in thousands, except per share data)

	Historical	WM Transaction Adjustments		Pro Forma

Investment income
Interest income	$7,158	$(1,128	)(6)	$6,030
Dividend and fee income	463	-		463
Total investment income	7,621	(1,128)		6,493

Expenses
Interest expense	1,230	(522	)(7)	708
Amortization and write-off of deferred financing closing costs	547	(534	)(8)	13
Amortization of intangible asset	49	-		49
Management fees	1,555	(384	)(9)	1,171
Incentive fee	375	312	(10)	687
Professional fees	315	-		315
Administration fee	541	-		541
General and administrative expenses	260	-		260
Total expenses	4,872	(1,128)		3,744

Net investment income	2,749	-		2,749

Net realized and unrealized gain on investments
Net realized gain on investments	90	-		90
Net change in unrealized appreciation/depreciation on investments	393	214	(11)	607

Net realized and unrealized gain on investments	483	214		697

Net increase in net assets resulting from operations	$3,232	$214		$3,446

Net investment income per common share - basic and diluted	$0.28	$-		$0.28
Net increase in net assets resulting from operations per common share - basic and diluted	$0.33	$0.02		$0.35
Basic and diluted weighted average shares outstanding	9,650,969	9,650,969		9,650,969

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2014

(Dollar amounts in thousands, except per share data)

	Historical	WM Transaction Adjustments		Pro Forma

Investment income
Interest income	$21,336	$(4,865	)(6)	$16,471
Dividend and fee income	1,484	-		1,484
Total investment income	22,820	(4,865)		17,955

Expenses
Interest expense	4,224	(2,905	)(7)	1,319
Amortization and write-off of deferred financing closing costs	1,354	(1,240	)(8)	114
Amortization of intangible asset	209	-		209
Management fees	2,916	(789	)(9)	2,127
Incentive fee	1,253	188	(10)	1,441
Professional fees	1,517	-		1,517
Administration fee	1,245	-		1,245
General and administrative expenses	967	(71	)(12)	896
Total expenses	13,685	(4,817)		8,868

Net investment income	9,135	(48)		9,087

Net realized and unrealized gain (loss) on investments
Net realized loss on investments	(3,359)	-		(3,359)
Net change in unrealized appreciation/depreciation on investments	4,164	467	(11)	4,631

Net realized and unrealized gain on investments	805	467		1,272

Net increase in net assets resulting from operations	$9,940	$419		$10,359

Net investment income per common share - basic and diluted	$0.95	-		$0.95
Net increase in net assets resulting from operations per common share - basic and diluted	$1.03	$0.04		$1.07
Basic and diluted weighted average shares outstanding	9,634,471	9,634,471		9,634,471

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(Dollar amounts in thousands)

Pro Forma Assumptions:

(1)	Represents pro forma adjustments for the WM Asset Sale as if it took place on March 31, 2015, which incorporated (a) the elimination of the March 31, 2015 fair value of the investments sold in the WM Asset Sale ($67,892); (b) the assumed purchase price paid for investments sold at the same percentage of their March 31, 2015 principal balance as was actually paid upon the May 28, 2015 sale ($68,486), and (c) the balance sheet impact of the resulting net realized gains of $2,733 and reversal of previously-recognized net unrealized gains of $2,139.

(2)	Represents pro forma adjustments for the WM Credit Facility Payoff as if it took place on March 31, 2015, reflecting the utilization of a portion of the assumed cash proceeds from the WM Asset Sale ($64,885) to pay off the outstanding debt principal balance of $64,348, and interest and fee payables in the total amount of $537, under OFS Capital WM's credit facility (“WM Credit Facility”).

(3)	Represents the write-off of deferred financing closing costs as a result of the WM Credit Facility Payoff.

(4)	Represents pro forma adjustments for the reduction of both the base management and incentive fees payable to the Company's investment advisor ("OFS Advisor") in the aggregate amount of $526, consisting of a reduction in the base management fee payable of $151, and the elimination of the incentive fee payable of $375. The pro forma reduction in the base management fee was attributable primarily to the assumed decrease in the fair value of investments held at March 31, 2015 which, in turn, decreased the average total assets (on which the management fee is based) for the quarter then ended. The elimination of the incentive fee payable was attributable to the assumed decrease in pre-incentive fee net investment income (on which the incentive fee is based) as a result of the write-off of deferred financing closing costs, offset by the accelerated recognition of deferred loan fee revenue (see below), and the decrease in the base management fee.

(5)	Represents accelerated recognition of deferred loan fee revenue as a result of the WM Asset Sale.

(6)	Represents elimination of actual interest income recognized on the investments sold in the WM Asset Sale, assuming the WM Asset Sale took place on January 1, 2014.

(7)	Represents elimination of actual interest expense incurred under the WM Credit Facility, assuming the WM Credit Facility Payoff took place on January 1, 2014.

(8)	Represents elimination of actual amortization and write-off of deferred financing closing costs under the WM Credit Facility, assuming the WM Credit Facility Payoff took place on January 1, 2014.

(9)	Represents pro forma adjustments for the reduction of the base management fee expense incurred to OFS Advisor ($306 for the three months ended March 31, 2015 and $477 for the year ended December 31, 2014), as well as a reduction of the management fee expense incurred to OFS Capital WM's loan manager ($78 for the three months ended March 31, 2015 and $312 for the year ended December 31, 2014), both due to the assumed decrease in the fair value balance of investments held (on which such fees are based), assuming the WM Asset Sale took place on January 1, 2014.

(10)	Represents incremental incentive fee expense incurred to OFS Advisor resulting from the pro forma net increase in pre-incentive fee net investment income due to the pro forma statement of operations adjustments described above in notes (6) through (9).

(11)	Represents elimination of net changes in unrealized depreciation on investments sold in the WM Asset Sale, assuming the WM Asset Sale took place on January 1, 2014.

(12)	Represents elimination of actual fee expense incurred under the WM Credit Facility, assuming the WM Credit Facility Payoff took place on January 1, 2014.